Adeona’s Clinical Study of reaZinTM Meets Primary Outcomes of
Increasing Serum Zinc and Decreasing Serum Free Copper

-- Secondary Outcome of reaZin Treatment Supports Cognitive Benefit Versus Placebo --

-- Conference Call Scheduled for Friday, April 15, 2011 at 2:00 p.m. (EDT) --

For Immediate Release

Ann Arbor, MI, April 14, 2011 – Adeona Pharmaceuticals, Inc. (AMEX:AEN - News), a developer of innovative medicines for serious central nervous system diseases, announced today top-line results from its clinical study evaluating reaZin for the dietary management of Alzheimer’s disease (AD) and mild cognitive impairment (MCI). The clinical study met the primary outcome of increasing serum zinc and decreasing serum free copper. In addition, secondary outcomes of mental status as measured by three standardized cognitive tests all favored the treatment group versus the placebo group.

The clinical study data was presented today at the Annual Meeting of the American Academy of Neurology (AAN) in Honolulu, Hawaii at 2:00 p.m. (HAST)/8:00 p.m. (EDT) by Diana Pollock, M.D., Lead Principal Investigator of the study at Morton Plant Neuroscience Institute on the campus of Morton Plant Hospital. The poster titled "Clinical Trial Results of the First Controlled Clinical Trial of Zinc-Based Therapy for Alzheimer’s Disease and Mild Cognitive Impairment" included findings from 42 of 57 subjects evaluable at the end of the study.  The results are as follows:

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The treatment group showed significant reductions in serum free copper levels and elevations in serum zinc levels over the placebo group, resulting in a highly statistically significant change in the free copper to zinc ratio (-20.8%), the primary outcome of the clinical study (p < 0.0006).

o	An average net decrease in serum free copper of -6.5 microg/dL for the treatment group versus placebo group.

o	An average net increase in serum zinc of 64.6 microg/dL for the treatment group versus the placebo group.

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Comparisons of the average changes in cognitive scores at baseline and 6 months are presented below. Although the individual p-values of the cognitive scores did not achieve statistical significance (p < 0.05), all three of these cognitive measures favored the treatment group versus the placebo group.

o	Alzheimer's Disease Assessment Scale - Cognitive Subscale (ADAS-Cog), an average net improvement of 0.41 points in favor of the treatment group versus placebo (p < 0.36)

o	Clinical Dementia Rating Scale - Sum of Boxes (CDR-SOB), an average net improvement of 0.38 points in favor of the treatment group versus placebo (p < 0.10)

o	Mini Mental State Examination (MMSE), an average net improvement of 0.19 points in favor of the treatment group versus placebo (p < 0.42)

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The Estimated Generalized Least Square method1 was used to calculate a composite cognition score combining each of the secondary cognitive measures (ADAS-Cog, CDR-SOB and MMSE) at baseline and 6 months. The composite cognitive score approached statistical significance, indicating a strong trend toward cognitive benefit favoring the treatment group (p < 0.15).

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Results reported from Part 2 of this clinical study demonstrated that reaZin was safe and well tolerated by subjects in the treatment group and dropouts were equivalent across the treatment and placebo groups. These results confirm the previously reported results from Part 1 of the clinical study (April 14, 2010) that demonstrated reaZin was well tolerated and superior to Galzin®, an FDA-approved zinc preparation.

A copy of the poster presented at the AAN meeting is available using the following URL: www.adeonapharma.com/AANposter.pdf.

“We are highly encouraged by the results from this clinical study, especially achieving the primary outcome with the statistically significant change in the free copper to zinc ratio in the treatment group over the placebo group,” stated George J. Brewer, M.D., Adeona’s Senior Vice President of Research & Development. “Also, of ultimate importance with respect to a potential treatment for Alzheimer’s disease patients, the composite score supports cognitive benefit in the treatment group versus the placebo group.”

Dr. Pollock also commented on the clinical study, “In my clinical experience, this zinc therapy appears to have been extremely well tolerated and may represent a new mechanism of action to address the cognitive deficits in Alzheimer's patients. This potential treatment deserves further study in larger clinical trials.”

“Based on the favorable results presented from this clinical study, we intend to further the commercial development of reaZin as a prescription medical food for the dietary management of Alzheimer’s disease and mild cognitive impairment,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer. “In addition, we will be reviewing the results from our clinical study with our scientific advisors to determine what further clinical studies might be warranted to support additional labeling claims.”

About Adeona Conference Call/Audio Webcast

Adeona will hold a conference call/audio webcast to discuss the results from the clinical study evaluating reaZin for the dietary management of Alzheimer’s disease and mild cognitive impairment on Friday, April 15, 2011, at 8:00 a.m. (HAST)/2:00 p.m. (EDT). James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer and Diana Pollock, M.D., Lead Principal Investigator of the study at Morton Plant Neuroscience Institute on the campus of Morton Plant Hospital, will host the call. Interested parties should call toll free 1-800-860-2442 (U.S.) or 1-866-605-3852 (Canada), or from outside North America +1 412-858-4600, fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Adeona’ Conference Call. Any registered caller on the toll free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.videonewswire.com/event.asp?id=78671. If you are unable to participate during the live call, the webcast will be available for replay at www.adeonapharma.com for 30 days after the call.

About reaZin Clinical Study

Two scientific observations support Adeona’s hypothesis that correcting zinc and free copper abnormalities could benefit AD patients as measured by cognitive scores. The first observation is derived from studies conducted by Dr. Squitti and her group that have shown the following: 1) AD patients have elevated levels of serum free copper2 and 2) the elevated levels of free copper correlate with lower cognitive function3 and, over time, a decline in cognitive function4. The second observation is the finding that AD patients are zinc deficient compared to age-matched control patients5.These findings suggest that elevated free copper is toxic to the brain of AD patients. Therefore, based on these scientific observations, Adeona’s therapeutic strategy for the reaZin clinical study is to correct zinc deficiency and to lower serum free copper in AD patients. Based on findings in Wilson’s disease (a disease characterized by toxic levels of free copper), oral zinc is known to lower serum free copper.

The prospective, randomized, double-blind, placebo-controlled clinical study represents the first controlled clinical study evaluating the safety and efficacy of a zinc and cysteine-based therapy (reaZin) for Alzheimer’s disease. Study subjects were randomized into the active treatment group or the placebo group and were assessed at baseline, 3 months and 6 months. Primary outcome measures include serum zinc and serum free copper. Secondary outcomes include cognitive measures using ADAS-Cog, CDR-SOB and MMSE.

About reaZin Product Candidate

reaZin, formerly named Zinthionein, is a proprietary, gastroretentive, sustained release, once-daily oral tablet formulated from zinc (150 mg) and cysteine (100 mg), an amino acid with potent anti-oxidant properties. reaZin was developed by Adeona to achieve the following: 1) the convenience of a once-daily dose, 2) high bioavailability (the quantity or fraction of the ingested dose that is absorbed by the body) and 3) the ability to minimize gastrointestinal side effects of oral zinc therapy.

About Adeona Pharmaceuticals, Inc.

Adeona is a pharmaceutical company developing innovative medicines for the treatment of serious central nervous system diseases. The Company’s strategy is to license product candidates that have demonstrated a certain level of clinical efficacy and develop them to a stage that results in a significant commercial collaboration. Currently, Adeona is developing, or has partnered the development of, the following product candidates: a prescription medical food for Alzheimer’s disease, and drugs for multiple sclerosis, fibromyalgia and age-related macular degeneration. For more information, please visit Adeona’s website at www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "could," "potential," “positions,” "continue," "expects," "anticipates," "intends," "plans," "believe," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the use of zinc as a potential treatment for cognitive deficits in Alzheimer’s patients and our intent to further commercialize development of reaZin as a prescription  medical food. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, our failure to successfully commercialize reaZin for the treatment of Alzheimer’s disease, the failure of reaZin to be accepted as a treatment for Alzheimer’s disease,  failure of future clinical trials studying  reaZin to have favorable results, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2010 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

1 O’Brien, P.C., “Procedures for Comparing Samples with Multiple Endpoints,” Biometrics, 40, 1079-1087, 1984.
2 Squitti, R., Pasqualetti, P., Dal Forno, G., et al., “Excess of serum copper not related to ceruloplasmin in Alzheimer disease,” Neurology, vol. 64, no. 6, pp 1040-1046, 2005.
3 Squitti, R., Barbati, G., Rossi, L., et al., “Excess of nonceruloplasmin serum copper in AD correlates with MMSE, CSF [beta]-amyloid, and h-tau,” Neurology, vol. 67, no. 1, pp 76-82, 2006.
4 Squitti, R., Bressi, P., Pasqualetti, R, et al., “Longitudinal prognostic value of serum “free” copper in patients with Alzheimer’s disease,” Neurology, vol. 72, no.1, pp 50-55, 2009.
5 Brewer, G.J., Kanzer, S.H., Zimmerman, E.A., et al., “Subclinical zinc deficiency in Alzheimer’s disease and Parkinson’s disease,” American Journal of Alzheimer’s Disease and Other Dementias, vol. 25, no. 7, pp 572-575, 2010.

For further information, please contact:

James S. Kuo, M.D., M.B.A.
Chief Executive Officer
(734) 332-7800

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